As filed with the Securities and Exchange Commission on February 12, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Twist Bioscience Corporation

(Exact name of registrant as specified in its charter)

Delaware	46-2058888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2018 Equity Incentive Plan

Amended and Restated Inducement Equity Incentive Plan
(Full title of the plans)

Emily M. Leproust, Ph.D.

Chief Executive Officer

Twist Bioscience Corporation

681 Gateway Boulevard

South San Francisco, CA 94080

(800) 719-0671

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

John V. Bautista, Esq. Niki Fang, Esq. Jason Flaherty, Esq. Orrick, Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 (415) 773-5700	Dennis Cho, Esq. Chief Legal Officer and Corporate Secretary Twist Bioscience Corporation 681 Gateway Boulevard South San Francisco, CA 94080 (800) 719-0671

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, Twist Bioscience Corporation (“Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) 3,700,000 additional shares of Registrant’s common stock, $0.00001 par value per share (the “common stock”), under Registrant’s Amended and Restated 2018 Equity Incentive Plan (the “Amended 2018 Plan”), which amended and restated Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) and (ii) 700,000 additional shares of common stock under Registrant’s Amended and Restated Inducement Equity Incentive Plan (the “Amended Inducement Plan”), which amended and restated Registrant’s Inducement Equity Incentive Plan (the “Inducement Plan”). The increase in the number of shares of common stock reserved for issuance under the Amended 2018 Plan was approved by stockholders at Registrant’s Annual Meeting of Stockholders on February 5, 2025. The increase in the number of shares of common stock reserved for issuance under the Amended Inducement Plan was approved by the Compensation Committee of Registrant’s Board of Directors effective February 11, 2025.

Registrant previously registered shares of its common stock for issuance under the 2018 Plan on a Registration Statement on Form S-8 filed with the Commission on November 1, 2018 (Registration No. 333-228123), November 26, 2018 (Registration No. 333-228547), February 11, 2020 (Registration No. 333-236373), August 9, 2021 (Registration No. 333-258639), November 28, 2022 (Registration No. 333-268573) and November 21, 2023 (Registration No. 333-275690), and under its Inducement Plan on a Registration Statement on Form S-8 filed with the Commission on August 25, 2023 (File No. 333-274202). This Registration Statement hereby incorporates by reference the contents of the registration statements referenced above, except to the extent supplemented, amended or superseded by the information set forth herein.

Item 8. Exhibits.

The following exhibits are filed herewith:

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.					X

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X

99.1	Amended and Restated 2018 Equity Incentive Plan, and forms of agreements thereunder.	8-K	001-38720	10.2	2/11/2025

99.2	Amended and Restated Inducement Equity Incentive Plan and forms of agreements thereunder.					X

107	Filing Fee Table.					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on February 12, 2025.

TWIST BIOSCIENCE CORPORATION

/s/ Emily M. Leproust
Emily M. Leproust
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Emily M. Leproust and Dennis Cho, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to this Registration Statement on Form S-8), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of Registrant in the capacities and on the dates indicated:

Name	Title	Date

/s/ Emily M. Leproust Emily M. Leproust	Chief Executive Officer and Chair of the Board of Directors (principal executive officer)	February 12, 2025

/s/ Adam Laponis Adam Laponis	Chief Financial Officer (principal financial officer)	February 12, 2025

/s/ Robert F. Werner Robert F. Werner	Chief Accounting Officer (principal accounting officer)	February 12, 2025

/s/ Nelson C. Chan Nelson C. Chan	Director	February 12, 2025

/s/ Robert Chess Robert Chess	Director	February 12, 2025

/s/ Keith Crandell Keith Crandell	Director	February 12, 2025

/s/ Jan Johannessen Jan Johannessen	Director	February 12, 2025

/s/ Robert Ragusa Robert Ragusa	Director	February 12, 2025

/s/ Melissa A. Starovasnik Melissa A. Starovasnik	Director	February 12, 2025